                                            Filed pursuant to Rule No. 424(b)(3)
                                                           File Number 333-74464


                          PROSPECTUS SUPPLEMENT NO. 7
                        Regeneron Pharmaceuticals, Inc.

                                  $200,000,000
              5.50% Convertible Senior Subordinated Notes due 2008
        and Shares of Common Stock Issuable upon Conversion of the Notes

      This prospectus supplement supplements the prospectus dated January 24, 2002 of Regeneron Pharmaceuticals, Inc. relating to the sale by certain of our securityholders (including their pledges, donees, assignees, transferees, successors and others who later hold any of the securityholders' interests) of up to $200,000,000 principal amount at maturity of notes and the shares of common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

      The table of selling securityholders contained in the prospectus is hereby modified to add as follows:


Name               Aggregate Principal                       Number of Shares    Percentage of
-----                  Amount at          Percentage of      of Common Stock       Shares of
                    Maturity of Notes        Notes             that may           Common Stock
                    that may be Sold      Outstanding         be Sold (1)        Outstanding (2)
                    -----------------     -----------         -----------        ---------------
JP Morgan
  Securities, Inc.      1,505,000              *                49,750                 *

* Less than one
  percent (1%).


(1)      Assumes conversion of all of the holder's notes at a conversion rate of
         33.0565 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under "Description of the Notes - Conversion of the Notes." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)      Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using
         43,826,969 shares of common stock outstanding as of December 31, 2001.
         In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder's notes, but we did not assume conversion of any other holder's notes.

      Investing in the notes or shares of common stock involves risks that are described in the "Risk Factors" section beginning on page 5 of the prospectus.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

      The date of this prospectus supplement is April 9, 2003